PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 30, 2013	Patrick L. Alexander
Chairman and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Second Quarter of 2013

Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, July 30, 2013) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 17 communities across Kansas, reported net earnings of $1.4 million ($0.47 per diluted share) for the quarter ended June 30, 2013, compared to $1.8 million ($0.62 per diluted share) for the second quarter of 2012. For the six months ended June 30, 2013, Landmark reported net earnings of $2.8 million ($0.96 per diluted share), compared to $3.5 million ($1.21 per diluted share) in the first half of 2012. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Wednesday, July 31, 2013. Investors may participate via telephone by dialing (888) 317-6016. A replay of the call will be available through September 2, 2013, by dialing (877) 344-7529 and using conference number 10031599.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid August 26, 2013, to common stockholders of record on August 14, 2013.

Patrick L. Alexander, Chairman and CEO, commented: “We are pleased to report net earnings of $1.4 million for the second quarter of 2013. While net earnings were lower in the second quarter of 2013 than our record earnings in the second quarter of 2012, the comparison was primarily impacted by changes in the mortgage market from the high level of originations in the prior-year quarter as interest rates hit historic lows. This led to a $546,000 decrease in gains on sales of loans and no net gains on investment securities compared with $132,000 of net gains on sales on investment securities in the prior-year period. Landmark’s total deposits increased 3.7% to $500.2 million from December 31, 2012 to June 30, 2013, while net loans increased 1.7% to $321.3 million over the same period. On an annualized basis, return on average assets was 0.90% and return on average equity was 8.98% for the first six months of 2013. Our focus on asset quality continues to keep problem assets at very manageable levels. While the current low interest rate environment and slow-growth economy represent headwinds to improving our net interest margin and growing our loan portfolio, we continue to focus on growing our loan portfolio with quality credit relationships, which we perceive as our top challenge in order to improve earnings. We continue to feel that our risk management practices and capital strength position us well for long term growth as the economy continues to expand and the interest rate environment increases to a more normal level.”

Second Quarter Financial Highlights

Net interest income was $4.4 million for the quarter ended June 30, 2013, a decrease of $268,000, or 5.7%, from the second quarter of 2012. Net interest margin, on a tax equivalent basis, decreased from 3.51% during the second quarter of 2012 to 3.34% during the second quarter of 2013, as we were unable to lower the costs of our interest-bearing liabilities to the extent necessary to offset declines in our yields on assets in this low rate environment. Also contributing to lower net interest income was a decline in our average interest-earning assets from $580.3 million in the second quarter of 2012 to $573.0 million in the second quarter of 2013 as we reduced our investment securities portfolio to coincide with lower average deposit balances. A $300,000 provision for loan losses was recorded in the second quarters of both 2013 and 2012.

Total non-interest income decreased $485,000, or 16.0%, to $2.5 million in the second quarter of 2013 compared to the same period of 2012, primarily the result of a $546,000 decrease in gains on sales of loans as the volume of loans sold in the secondary market was lower in the second quarter of 2013 compared to a year earlier. In addition, an increase in mortgage rates caused us to record a $325,000 valuation allowance against our loans held for sale as of June 30, 2013, recognized in gains on sales of loans, as the estimated fair value of these loans declined. The valuation allowance will be reversed as the loans are sold in the third quarter for their full principal amount. Partially offsetting the decline in gains on sales of loans was an $88,000 increase in fees and service charges as a result of additional fees and service charges received on our deposit accounts and service fee income on one-to-four family residential real estate loans serviced for others.

In the second quarter of 2012, we recognized $132,000 in gains on sales of investment securities after selling approximately $2.5 million of mortgage-backed investment securities, as we capitalized on what we believed to be premium pricing that existed in the markets for these types of securities at the time. No such gains or losses were realized during the second quarter of 2013.

Non-interest expense decreased $267,000, or 5.2%, to $4.9 million for the second quarter of 2013 compared to a year earlier. The decrease in non-interest expense was primarily the result of a $198,000 decline in amortization expense, which was impacted by the reversal of a $212,000 valuation allowance against our mortgage servicing rights portfolio as an increase in mortgage rates increased the estimated fair value of these assets. During the second quarter of 2013, we recorded income tax expense of $417,000, compared to $626,000 during the same period of 2012. Our effective tax rate decreased from 25.6% for the second quarter of 2012 to 22.8% for the second quarter of 2013 as a result of lower earnings before income taxes, while tax-exempt income remained stable between the periods.

First Half Financial Highlights

Net interest income was $8.8 million for the first six months of 2013, a decrease of $378,000, or 4.1%, compared to 2012. Net interest margin, on a tax equivalent basis, decreased from 3.57% during the first half of 2012 to 3.36% during the same period of 2013 as we were unable to lower the costs of interest-bearing liabilities to the extent necessary to offset declines in our yields on assets in this low rate environment. Generally lower asset yields were partially offset by an increase in average interest-earning assets from $557.5 million during the first six months of 2012 to $569.2 million during the same period of 2013, primarily as a result of the acquisition of The Wellsville Bank, which closed on April 1, 2012. A $600,000 provision for loan losses was recorded in the first six months of both 2013 and 2012.

Total non-interest income decreased $523,000, or 9.2%, to $5.2 million in the first six months of 2013 compared to the same period of 2012. The decrease in non-interest income was the result of a $720,000 decrease in gains on sales of loans due to lower volumes of loans sold in the secondary market and a $325,000 valuation allowance recorded against our loans held for sale as of June 30, 2013. Partially offsetting the decline in gains on sales of loans, was a $222,000 increase in fees and service charges as a result of additional fees and service charges received on our deposit accounts and service fee income on one-to-four family residential real estate loans serviced for others.

During the first half of 2012, we recognized $359,000 in gains on sales of investment securities as a result of selling approximately $8.0 million of mortgage-backed investment securities. Partially offsetting the gains on sales of investment securities was a credit-related, other-than-temporary impairment loss of $63,000 recognized during the first quarter of 2012 on one of our investments in a pooled trust preferred security. No such gains or losses were realized during the first half of 2013.

Non-interest expense decreased $115,000, or 1.2%, to $9.7 million for the first six months of 2013 compared to the same period of 2012. The decrease in non-interest expense was primarily the result of a $186,000 decline in amortization expense which was impacted by the reversal of a $212,000 valuation allowance against our mortgage servicing rights. Partially offsetting the lower amortization expense were increases in compensation and benefits, federal deposit insurance premiums and data processing primarily as a result of our acquisition of The Wellsville Bank. During the first six months of 2013, we recorded income tax expense of $812,000, compared to $1.2 million during the same period of 2012. Our effective tax rate decreased from 25.3% for the first half of 2012 to 22.2% for the same period of 2013 as a result of lower earnings before income taxes, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets increased 4.5% to $641.9 million at June 30, 2013, from $614.1 million at December 31, 2012. Stockholders’ equity decreased to $62.4 million (book value of $21.26 per share) at June 30, 2013, from $63.3 million (book value of $21.67 per share) at December 31, 2012 as higher interest rates led to a decrease in the fair value of our investment securities resulting in a reduction in accumulated other comprehensive income. The ratio of equity to total assets decreased to 9.72% at June 30, 2013, from 10.31% at December 31, 2012, and our ratio of tangible equity to tangible assets decreased to 7.45% from 8.00% for the same periods. Net loans increased 1.7% to $321.3 million at June 30, 2013, compared to $315.9 million at December 31, 2012. Our investment securities increased 11.5% to $243.7 million at June 30, 2013, from $218.5 million at December 31, 2012, as we invested a portion of the excess liquidity generated by the $17.7 million increase in deposits during the first six months of 2013.

At June 30, 2013, the allowance for loan losses was $4.9 million, or 1.50% of gross loans outstanding, compared to $4.6 million, or 1.43% of gross loans outstanding, at December 31, 2012. Non-performing loans decreased to $6.1 million, or 1.88% of gross loans, at June 30, 2013, from $9.1 million, or 2.84% of gross loans, at December 31, 2012. We recorded net loan charge-offs of $276,000 during the first half of 2013 compared to $35,000 during the same period of 2012. The increase in charge-offs in the first six months of 2013 was principally associated with liquidating the assets securing a previously identified and impaired $1.1 million commercial loan relationship, which was fully reserved as of December 31, 2012. In June 2013, we signed agreements to sell two real estate owned properties totaling $999,000 which closed during July.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 22 locations in 17 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS:
Cash and cash equivalents	$10,209	$14,920	$31,486
Investment securities	243,719	218,538	259,881
Loans, net	321,302	315,914	304,128
Loans held for sale	8,000	7,163	5,893
Premises and equipment, net	14,635	14,967	15,292
Bank owned life insurance	17,032	16,701	16,447
Goodwill	13,075	13,075	13,075
Other intangible assets, net	2,694	2,394	2,408
Other assets	11,220	10,395	11,857
TOTAL ASSETS	$641,886	$614,067	$660,467

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$500,214	$482,500	$533,875
Federal Home Loan Bank and other borrowings	68,840	59,967	57,384
Other liabilities	10,423	8,267	7,750
Total liabilities	579,477	550,734	599,009
Stockholders' equity	62,409	63,333	61,458
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$641,886	$614,067	$660,467

LOANS (unaudited):

One-to-four family residential real estate	$92,869	$88,454	$82,593
Construction and land	23,043	23,435	22,881
Commercial real estate	96,142	88,790	88,020
Commercial	62,302	64,570	56,067
Agriculture	32,602	31,935	35,224
Municipal	6,293	9,857	10,259
Consumer	12,765	13,417	14,159
Net deferred loan costs and loans in process	191	37	197
Allowance for loan losses	(4,905)	(4,581)	(5,272)
Loans, net	$321,302	$315,914	$304,128

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$6,140	$9,108	$907
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	-	-	1,029
Real estate owned	2,321	2,444	2,570
Total non-performing assets	$8,461	$11,552	$4,506

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.65%	0.69%	0.76%
Total non-performing loans to gross loans outstanding	1.88%	2.84%	0.29%
Total non-performing assets to total assets	1.32%	1.88%	0.68%
Allowance for loan losses to gross loans outstanding	1.50%	1.43%	1.71%
Allowance for loan losses to total non-performing loans	79.89%	50.30%	581.26%
Equity to total assets	9.72%	10.31%	9.31%
Tangible equity to tangible assets (1)	7.45%	8.00%	7.13%
Book value per share (2)	$21.26	$21.67	$21.03

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at June 30, 2012 has been adjusted to give effect to the 5% stock dividend paid during December 2012.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest income:
Loans	$3,992	$4,300	$7,950	$8,538
Investment securities and other	1,212	1,429	2,431	2,722
Total interest income	5,204	5,729	10,381	11,260

Interest expense:
Deposits	346	575	732	1,167
Borrowed funds	412	440	821	887
Total interest expense	758	1,015	1,553	2,054

Net interest income	4,446	4,714	8,828	9,206
Provision for loan losses	300	300	600	600
Net interest income after provision for loan losses	4,146	4,414	8,228	8,606

Non-interest income:
Fees and service charges	1,405	1,317	2,713	2,491
Gains on sales of loans, net	879	1,425	1,909	2,629
Bank owned life insurance	137	139	290	290
Other	122	147	265	290
Total non-interest income	2,543	3,028	5,177	5,700

Investment securities:
Net impairment losses	-	-	-	(63)
Gains on sales of investment securities, net	-	132	-	359
Investment securities gains, net	-	132	-	296

Non-interest expense:
Compensation and benefits	2,453	2,422	4,906	4,808
Occupancy and equipment	733	781	1,435	1,483
Professional fees	257	294	482	567
Amortization of intangibles	17	215	240	426
Data processing	245	223	462	418
Advertising	107	121	214	242
Federal deposit insurance premiums	123	90	231	182
Foreclosure and real estate owned expense	18	18	59	29
Other	910	966	1,715	1,704
Total non-interest expense	4,863	5,130	9,744	9,859

Earnings before income taxes	1,826	2,444	3,661	4,743
Income tax expense	417	626	812	1,198
Net earnings	$1,409	$1,818	$2,849	$3,545

Net earnings per share (1)
Basic	$0.48	$0.62	$0.97	$1.21
Diluted	0.47	0.62	0.96	1.21

Shares outstanding at end of period (1)	2,935,833	2,922,346	2,935,833	2,922,346

Weighted average common shares outstanding - basic (1)	2,926,032	2,922,217	2,924,385	2,922,092
Weighted average common shares outstanding - diluted (1)	2,986,538	2,951,773	2,978,047	2,940,433

OTHER DATA (unaudited):

Return on average assets (2)	0.88%	1.12%	0.90%	1.14%
Return on average equity (2)	8.79%	12.00%	8.98%	11.81%
Return on average tangible equity (2) (4)	11.60%	15.96%	11.87%	15.72%
Net interest margin (2) (3)	3.34%	3.51%	3.36%	3.57%

(1) Share and per share values at or for the period ended June 30, 2012 have been adjusted to give effect to the 5% stock dividend paid during December 2012.
(2) Information for the three and six months ended June 30 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.
(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.